Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LOANDEPOT, INC.

(a Delaware corporation)

loanDepot, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is loanDepot, Inc. The date of filing of the Corporation’s original Certificate of Incorporation was July 10, 2015.

2. The Amended and Restated Certificate of Incorporation attached hereto as Exhibit A, which restates and further amends the provisions of the existing Certificate of Incorporation of the Corporation, has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware with the adoption of the Corporation’s stockholders having been given by written consent in lieu of a meeting thereof in accordance with Section 228 of the General Corporation Law of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Peter Macdonald, its Executive Vice President, General Counsel, this day      of November 2015.

By:
Name:	Peter Macdonald
Title:	Executive Vice President, General Counsel

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LOANDEPOT, INC.

ARTICLE ONE

The name of this corporation is loanDepot, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 1,100,000,000 shares, consisting of:

(a) 100,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”);

(b) 750,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”); and

(c) 250,000,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

Section 2. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, to provide by resolution or resolutions from time to time for the issuance, out of the authorized but unissued shares of Preferred Stock, of all or any of the shares of Preferred Stock in one or more series, and to establish the number of shares to be included in each such series, and to fix the voting powers (full, limited or no voting powers), designations, powers, preferences, and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of such series, including, without limitation, that any such series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of capital stock, (iii) entitled to such rights upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes or series of capital stock of the Corporation at such price or prices or at such rates and with such adjustments; all as may be stated in such resolution or resolutions, which resolution or resolutions shall be set forth on a certificate of designations filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. Except as otherwise provided in this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), no vote of the holders of Preferred Stock or Common Stock shall be a prerequisite to the designation of any series of Preferred Stock or the issuance of any shares thereof authorized by and complying with the conditions of this Certificate of Incorporation. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote, without the separate vote of the holders of the Common Stock or Preferred Stock as a class. Unless otherwise provided in the certificate of designations in respect of any series of Preferred Stock, and subject to Section 1 of this ARTICLE FOUR, the Board of Directors is authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. Unless otherwise expressly provided in the certificate of designations in respect of any series of Preferred Stock, in case the number of shares of such series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 3. Common Stock.

(a) Voting Rights. Except as otherwise provided by the Delaware General Corporation Law or this Certificate of Incorporation and subject to the rights of holders of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held of record by such holder on all matters submitted to a vote of the stockholders of the Corporation generally. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation in respect of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either as a separate series or together as a class with the holders of one or more such other series, to vote thereon pursuant to this Certificate of Incorporation or the Delaware General Corporation Law. Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(b) Dividends. Subject to the rights of the holders of any series of Preferred Stock, and to the other provisions of this Certificate of Incorporation, holders of Class A Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. Dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and subject to the rights of the holders of shares of any series of Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Class A Common Stock equally on a per share basis. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A merger or consolidation of the Corporation with or into any other corporation or entity, or a sale, lease, exchange, conveyance, license, encumbrance or other disposition of all or any part of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 3(c).

(d) Cancellation of Shares of Class B Common Stock. Immediately upon the exchange of a Class A Common Unit of loanDepot Holdings, LLC, a Delaware limited liability company (“LD Holdings”) (with such “Class A Common Unit” being as defined in the limited liability company agreement of LD Holdings, as amended, supplemented, restated or otherwise modified from time to time), together with a share of Class B Common Stock, with the Corporation pursuant to the terms of the limited liability company agreement of LD Holdings (“Holdings LLC Agreement”), such share of Class B Common Stock shall automatically be canceled with no consideration being paid or issued with respect thereto, pursuant and subject to the terms of the Holdings LLC Agreement. Any such canceled shares of Class B Common Stock shall thereafter no longer be outstanding, and all rights with respect to such shares shall automatically cease and terminate.

(e) Shares Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect the exchange of all outstanding Class A Common Units (excluding those Class A Common Units held by the Corporation) for shares of Class A Common Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of Class A Common Units by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation. The Corporation shall use its best efforts to cause to be reserved and kept available for issuance at all times a sufficient number of authorized but unissued shares of Class B Common Stock to permit issuance of shares of Class B Common Stock to holders of newly issued Class A Common Units for such consideration and for such corporate purposes as the Board may from time to time determine.

Section 4. Reclassification of Prior Common Stock into One Share of Class A Common Stock. Upon this Certificate of Incorporation becoming effective in accordance with the Delaware General Corporation Law (the “Effective Time”), all of the 1,000 shares of the Corporation’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be reclassified and converted into one validly issued, fully paid and nonassessable, share of Class A Common Stock.

ARTICLE FIVE

The Corporation shall have perpetual existence.

ARTICLE SIX

Section 1. Board of Directors, Number. Unless otherwise provided by this Certificate of Incorporation or the Delaware General Corporation Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively by resolution adopted by the Board of Directors.

Section 2. Classification of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders occurring after the Effective Time; the term of office of the initial Class II directors shall expire at the second annual meeting of stockholders occurring after the Effective Time; and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders occurring after the Effective Time. Commencing with the first annual meeting of stockholders following the Effective Time, each director elected to the class of directors whose term expires at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal, disqualification or retirement. If the number of directors divided into classes as set forth herein is hereafter changed, any newly created directorship(s), or any decrease in the number of directors shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable. Elections of directors need not be by written ballot unless the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) shall so provide. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective classes at the Effective Time.

Section 3. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by stockholders. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is duly elected and qualified, or his or her earlier death, resignation, removal, disqualification or retirement.

Section 4. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock, any director may be removed from office at any time but only with cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Section 5. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SIX, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such series of Preferred Stock as set forth in the certificate of designations or certificates of designations governing such series.

Section 6. No Cumulative Voting. Except as may otherwise be set forth in the resolution or resolutions of the Board of Directors providing the issue of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE SEVEN

To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE SEVEN shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

ARTICLE EIGHT

Section 1. No Action by Written Consent. From and after the first date on which Anthony Hsieh and investment funds affiliated with Parthenon Capital Partners and their respective successors and Affiliates cease collectively to beneficially own (directly or indirectly) more than fifty percent (50%) of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing. “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity. For the purpose of this Certificate of Incorporation, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

Section 2. Annual Meetings of Stockholders. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board of Directors in its sole and absolute discretion. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders at any meeting of stockholders shall be given in the manner provided in the Bylaws.

Section 3. Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation shall be called exclusively by or at the direction of the Board of Directors pursuant to a written resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies, and shall not be called by stockholders. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE NINE

Section 1. Certificate of Incorporation. The Corporation reserves the right at any time from time to time to alter, amend, repeal or change any provision contained in this Certificate of Incorporation, and to adopt any other provision authorized by the Delaware General Corporation Law, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of ARTICLE SIX, ARTICLE SEVEN, ARTICLE EIGHT, this ARTICLE NINE, ARTICLE TEN, ARTICLE ELEVEN or ARTICLE TWELVE may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Section 2. Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws.

Any adoption, alteration, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Board of Directors then in office, provided a quorum is otherwise present. In addition to any other vote otherwise required by law or this Certificate of Incorporation, with respect to the adoption, alteration, amendment or repeal of the Bylaws by the stockholders, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, alter, amend or repeal the bylaws of the Corporation.

ARTICLE TEN

Section 1. Opt Out of Section 203 of the Delaware General Corporation Law. The Corporation hereby expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

Section 2. Limitation on Certain Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66  2⁄3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder.

Section 3. Definitions. For purposes of this ARTICLE TEN, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 2 of this ARTICLE TEN is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the Delaware General Corporation Law; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) through (E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “Exempt Transferee” means (i) any person that acquires directly from Parthenon or any of its affiliates or successors, ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this ARTICLE TEN; and (ii) any person that acquires directly from a person described in subsection (i) of this definition or from any other Exempt Transferee ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this ARTICLE TEN; provided, however, that a purchaser of voting stock of the Corporation in a registered public offering or in a transaction effected pursuant to Rule 144 under the Securities Act of 1933, as amended, (or any similar or successor provision thereto) shall not be an “Exempt Transferee” for the purpose of this ARTICLE TEN.

(f) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (A) Parthenon, any Exempt Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (B) any person whose ownership of shares in excess of the 15%

limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(g) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly;

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above of this definition), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(h) “Parthenon” means Parthenon Capital Partners and any other investment fund affiliated therewith and their respective affiliates, subsidiaries, successors and assigns (other than the Corporation and its subsidiaries).

(i) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE ELEVEN

Section 1. Scope. The provisions of this ARTICLE ELEVEN are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means Parthenon Capital Partners and any other investment fund affiliated therewith and their respective successors and Affiliates (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation.

Section 2. Competition and Allocation of Corporate Opportunities. To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

Section 3. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE ELEVEN, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to the Corporation or that is one in which the Corporation has no interest or reasonable expectancy.

Section 4. Amendment of this Article. To the fullest extent permitted by law, no amendment or repeal of this ARTICLE ELEVEN shall apply to or have any effect on the duties or on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person shall have become aware prior to such amendment or repeal. This ARTICLE ELEVEN shall not limit or eliminate any protections or defenses otherwise available to, or any rights to exculpation from liability, indemnification or advancement of expenses of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

Section 5. Deemed Notice. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVEN.

ARTICLE TWELVE

Section 1. Forum. Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE TWELVE.

Section 2. Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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